                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Rule 14a-11(c) or
                 Rule 14a-12

                                FOREST LABORATORIES,
      INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

                                FOREST LABORATORIES,
      INC.
      -----------------------------------------------------------------------
                    (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ------------------------------------------------------------
           (2)  Aggregate number of securities to which transaction applies:
                ------------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)
                ------------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ------------------------------------------------------------
           (5)  Total fee paid:
                ------------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

           Check box if any part of the fee is offset as provided by
/ / Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ------------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ------------------------------------------------------------
           (3)  Filing Party:
                ------------------------------------------------------------
           (4)  Date Filed:
                ------------------------------------------------------------

         (1) Set forth the amount on which the filing fee is calculated and state how it was determined

                           FOREST LABORATORIES, INC.
                 NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS

    The Annual Meeting of the Stockholders of Forest Laboratories, Inc. (the "Company") will be held on August 14, 2000 at 10:00 a.m., at Chase Manhattan Corporate Headquarters, 270 Park Avenue, New York, New York for the following purposes:

        1. To elect a Board of seven Directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified (Proposal 1);

        2. To consider and vote upon a proposal to ratify the adoption by the Board of Directors of the Company's 2000 Stock Option Plan (Proposal 2);

        3. To ratify the appointment of BDO Seidman, LLP as the Company's independent auditors for the fiscal year ending March 31, 2001 (Proposal 3); and

        4. To transact such other business as may properly be brought before the Meeting.

    Stockholders of record at the close of business on June 23, 2000 shall be entitled to notice of and to vote at the Meeting. A copy of the Annual Report for the fiscal year ended March 31, 2000 is being mailed to stockholders simultaneously herewith.

    YOU ARE INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO BE PRESENT, KINDLY FILL IN AND SIGN THE ENCLOSED PROXY EXACTLY AS YOUR NAME APPEARS ON YOUR STOCK CERTIFICATES, AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE IN ORDER THAT YOUR VOTE CAN BE RECORDED. THIS MAY SAVE THE COMPANY THE EXPENSE OF FURTHER PROXY SOLICITATION.

                                          By Order of the Board of Directors

                                          WILLIAM J. CANDEE, III,
                                          SECRETARY

June 30, 2000
New York, New York

                           FOREST LABORATORIES, INC.
                                909 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                PROXY STATEMENT

    Your proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting (the "Meeting") of Stockholders to be held on Monday, August 14, 2000, or any adjournment or adjournments thereof, for the purposes set forth in the attached Notice of Meeting. This Proxy Statement and form of proxy are being mailed to stockholders on or about June 30, 2000.

    Any stockholder giving a proxy may revoke it at any time prior to its use at the Meeting by giving written notice of revocation to the Secretary of the Company; mere attendance at the Meeting, without such notice, will not revoke the proxy. Properly executed proxies will be voted in the manner directed by a stockholder and, if no direction is made, will be voted for the election of each of the seven nominees for election as directors and in favor of the other proposals described herein.

    The Board of Directors does not intend to present at the Annual Meeting any matters other than those set forth in this Proxy Statement, nor does the Board of Directors know of any other matters which may come before the Meeting. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote it in accordance with their judgment.

    As of June 23, 2000, the record date fixed for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding 87,202,809 shares of the Company's common stock, par value $.10 per share (the "Common Stock") which is the only outstanding class of voting securities of the Company. Each outstanding share of Common Stock is entitled to one vote on each matter to be voted upon.

    The Company's by-laws provide that stockholders holding a majority of the outstanding shares of Common Stock shall constitute a quorum at meetings of the stockholders. Shares represented in person or by proxy as to any matter will be counted toward the fulfillment of a quorum. The affirmative vote of a plurality of the votes cast in person or by proxy is necessary for the election of directors. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy is necessary for the approval of Proposals 2 and 3.

    Votes at the Annual Meeting will be tabulated by two independent inspectors of election appointed by the Company or the Company's transfer agent. As the affirmative vote of a plurality of votes cast is required for the election of directors, abstentions and "broker non-votes" will have no effect on the outcome of such election. As the affirmative vote of a majority of shares of Common Stock present in person or represented by proxy is necessary for the approval of Proposals 2 and 3, an abstention will have the same effect as a negative vote, but "broker non-votes" will have no effect on the outcome of the vote.

    Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from beneficial owners. If specific instructions are not received, brokers may vote those shares in their discretion, depending on the type of proposal involved. The Company believes that, in accordance with New York Stock Exchange rules applicable to such voting by brokers, brokers will have discretionary authority to vote with respect to any shares as to which no instructions are received from beneficial owners with respect to the election of directors and Proposal 3, and will not have discretionary authority with respect to Proposal 2. Shares as to which brokers have not exercised such discretionary authority or received instructions from beneficial owners are considered "broker non-votes."

    Only stockholders of record at the close of business on June 23, 2000 will be entitled to vote at the Meeting or any adjournment or adjournments thereof.

    IT IS DESIRABLE THAT AS LARGE A PROPORTION AS POSSIBLE OF THE STOCKHOLDERS' INTERESTS BE REPRESENTED AT THE MEETING. THEREFORE, EVEN IF YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ENCLOSED PROXY TO INSURE THAT YOUR STOCK WILL BE REPRESENTED. IF YOU ARE PRESENT AT THE MEETING AND DESIRE TO DO SO, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON BY GIVING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY. PLEASE RETURN YOUR EXECUTED PROXY PROMPTLY.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth as of June 23, 2000 the name, address and holdings as to each person (including any "group" as defined in Section 13(d) of the Securities Exchange Act of 1934) known by the Company to be the beneficial owner of more than five percent of the Common Stock.

                                                              AMOUNT AND
                                                              NATURE OF
NAME AND ADDRESS                                              BENEFICIAL     PERCENT
OF BENEFICIAL OWNER                                           OWNERSHIP      OF CLASS
-------------------                                           ----------     --------
AMVESCAP PLC                                                  4,694,300(1)     5.38%
  1315 Peachtree Street N.E.
  Atlanta, Georgia 30309
Capital Group International, Inc.                             4,519,900(2)     5.18%
  11100 Santa Monica Boulevard
  Los Angeles, California 90025

------------------------

(1) Based upon information set forth in an Information Statement on
    Schedule 13G filed by AMVESCAP PLC with the SEC.

(2) Based upon information set forth in an Information Statement on
    Schedule 13G filed by Capital Group International, Inc. with the SEC.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The by-laws of the Company provide that there shall be three to eleven directors, with such number to be fixed by the Board of Directors. Effective at the time and for the purposes of the Meeting, the number of directors of the Company, as fixed by the Board of Directors pursuant to the by-laws of the Company, is seven.

    Unless otherwise specified, each proxy received will be voted for the election as directors of the seven nominees named below (each of whom was elected at the 1999 Annual Meeting of Stockholders) to serve until the 2001 Annual Meeting of Stockholders and until his successor shall be duly elected and qualified. Each of the nominees has consented to be named a nominee in the Proxy Statement and to serve as a director if elected. Should any nominee become unable or unwilling to accept a nomination or election, the persons named in the enclosed proxy will vote for the election of a nominee designated by the Board of Directors or will vote for such lesser number of directors as may be prescribed by the Board of Directors in accordance with the Company's by-laws.

    The following persons have been nominated as directors:

                                                                          HAS BEEN
NAME AND PRINCIPAL                                                       A DIRECTOR
OCCUPATION OR POSITION                                          AGE        SINCE
----------------------                                        --------   ----------
Howard Solomon                                                   72         1964
  Chairman of the Board and Chief Executive Officer. Mr.
  Solomon has served as Chief Executive Officer of the
  Company since 1977.

William J. Candee, III                                           73         1959
  Of Counsel, Rivkin, Radler & Kremer, Attorneys at Law,
  where Mr. Candee had been a partner since May 1989.

George S. Cohan                                                  76         1977
  President, The George Cohan Company, Inc. consultants,
  since June 1989. For more than five years prior thereto,
  Mr. Cohan served as President of Doremus & Co., Inc. and
  its predecessors, an advertising and public relations
  firm.

Dan L. Goldwasser                                                60         1977
  Partner, Vedder, Price, Kaufman, Kammholz & Day, Attorneys
  at Law, since May 1992.

Kenneth E. Goodman                                               52         1998
  President and Chief Operating Officer of the Company since
  December 1998. For eighteen years prior thereto, Mr.
  Goodman served as Vice President-Finance and Chief
  Financial Officer of the Company and in addition served as
  Executive Vice President-Operations since February 1998.

Lester B. Salans, M.D.                                           64         1998
  Clinical Professor and member of the Clinical Attending
  Staff Internal Medicine, Mount Sinai Medical School and
  member of the Adjunct faculty, Rockefeller University. Dr.
  Salans was formerly Vice President-Academic and Scientific
  Affairs and Vice President-Preclinical Research at Sandoz
  Pharmaceutical Corporation.

Phillip M. Satow                                                 59         1998
  Independent Consultant. Prior to his resignation in
  December 1998, Mr. Satow served as Executive Vice
  President of the Company since February 1998. Prior
  thereto, Mr. Satow served as Executive Vice
  President-Marketing since 1985.

    Certain information regarding the beneficial ownership of Common Stock by each such director and nominee is set forth below at "Security Ownership of Management."

                       EXECUTIVE OFFICERS OF THE COMPANY

NAME                                          AGE      POSITION WITH THE COMPANY
----                                        --------   ------------------------------------------
Howard Solomon                                 72      Chairman of the Board and Chief Executive
                                                       Officer

Kenneth E. Goodman                             52      President and Chief Operating Officer

Lawrence S. Olanoff, M.D., Ph.D.               48      Executive Vice President-Scientific
                                                       Affairs

Elaine Hochberg                                43      Senior Vice President-Marketing

John E. Eggers                                 38      Vice President-Finance and Chief Financial
                                                       Officer

    See the table of nominees for election as directors for biographical data with respect to Messrs. Solomon and Goodman.

    Dr. Lawrence S. Olanoff was elected Executive Vice President-Scientific Affairs of the Company in December 1998. From October 1995 through
February 1998, Dr. Olanoff served as Vice President-Scientific Affairs and served as Senior Vice President-Scientific Affairs from and after February 1998. From 1993 until he joined the Company in 1995, Dr. Olanoff was Senior Vice President-Clinical Research and Development at Sandoz Pharmaceutical Corporation. For nine years prior thereto, Dr. Olanoff was employed by The Upjohn Company, where his last position was Corporate Vice President-Clinical Development and Medical Affairs.

    On December 17, 1999, Elaine Hochberg was elected Senior Vice
President-Marketing. From February 1998 through December 1999, Ms. Hochberg served as Vice President-Marketing of the Company. From June 1997 through February 1998, Ms. Hochberg served as Vice President-Marketing of Forest Pharmaceuticals, Inc., a wholly-owned subsidiary of the Company. Prior to joining the Company in 1997, Ms. Hochberg was Assistant Vice President-Marketing at Wyeth-Lederle Laboratories.

    John E. Eggers was elected Vice President-Finance and Chief Financial Officer of the Company effective December 1998. From February 1998 until December 1998, Mr. Eggers served as Vice President-Treasurer. For five years prior thereto, Mr. Eggers was the Director of Finance at the Company.

                        SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth the beneficial ownership of shares of Common Stock of the Company as of June 23, 2000 of (i) the Chief Executive Officer and each of the Company's other executive officers at March 31, 2000, (ii) each director and nominee to serve as a director and (iii) all directors and executive officers of the Company as a group:

NAME OF                                                       AMOUNT AND NATURE OF   PERCENT OF
BENEFICIAL OWNER                                              BENEFICIAL OWNERSHIP     CLASS
----------------                                              --------------------   ----------
Howard Solomon                                                      3,720,468(1)        4.27%

William J. Candee, III                                                 35,416(2)        *

George S. Cohan                                                        32,600(3)        *

Dan L. Goldwasser                                                      39,340(4)        *

Kenneth E. Goodman                                                    977,950(5)        1.12%

Lester B. Salans, M.D.                                                 25,000(6)        *

Phillip M. Satow                                                       35,768(7)        *

Dr. Lawrence S. Olanoff                                                64,627(8)        *

Elaine Hochberg                                                        19,636(9)        *

John E. Eggers                                                         22,000(10)       *

All directors and executive officers as a group                     4,972,805(11)       5.70%

------------------------

*   less than 1%

(1) Includes 1,450,000 shares subject to options exercisable within 60 days of the date hereof.

(2) Includes 32,000 shares subject to options exercisable within 60 days of the date hereof.

(3) Includes 28,000 shares subject to options exercisable within 60 days of the date hereof.

(4) Includes 32,000 shares subject to options exercisable within 60 days of the date hereof. Does not include 1,300 shares owned by Mr. Goldwasser's wife as to which shares Mr. Goldwasser disclaims beneficial ownership.

(5) Includes 746,980 shares subject to options exercisable within 60 days of the date hereof.

(6) Includes 25,000 shares subject to options exercisable within 60 days of the date hereof. Does not include 800 shares owned by Dr. Salans' wife as to which shares Dr. Salans disclaims beneficial ownership.

(7) Includes 2,000 shares subject to options exercisable within 60 days of the date hereof. Also includes 6,890 shares held in trusts, of which Mr. Satow is a trustee, for the benefit of Mr. Satow's children.

(8) Includes 50,250 shares subject to options exercisable within 60 days of the date hereof.

(9) Includes 15,000 shares subject to options exercisable within 60 days of the date hereof.

(10) Includes 22,000 shares subject to options exercisable within 60 days of the date hereof.

(11) Includes 2,403,230 shares subject to options exercisable within 60 days of the date hereof.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Federal securities laws require that the individuals and groups listed in the preceding table must report to the SEC and the Company, within certain periods, how many shares of the Company's equity securities they own and if they conducted certain transfers in such securities. Based upon information furnished by these stockholders, the Company believes that all required filings for the most recent fiscal year and prior fiscal years have been made.

                             EXECUTIVE COMPENSATION

    The following table sets forth, for the fiscal years ended March 31, 2000, 1999 and 1998, compensation paid by the Company to the Chief Executive Officer and to each of the four most highly compensated executive officers of the Company other than the Chief Executive Officer during fiscal year 2000 who were serving at the end of such fiscal year, including salary, bonuses, stock options and certain other compensation:

                           SUMMARY COMPENSATION TABLE

                                                     ANNUAL                       LONG-TERM COMPENSATION
                                                  COMPENSATION                          AWARDS(1)
                                              ---------------------              ------------------------
                                                                                              ALL OTHER
                                                            SALARY     BONUS      OPTIONS    COMPENSATION
NAME AND PRINCIPAL POSITION                     YEAR         ($)        ($)         (#)         ($)(2)
---------------------------                   --------     --------   --------   ---------   ------------
Howard Solomon,                                 2000       731,271    200,000     300,000       23,499
Chairman and Chief                              1999       667,521    100,000     150,000       29,191
Executive Officer                               1998       621,271     60,000     200,000       28,987

Kenneth E. Goodman,                             2000       488,014    150,000     200,000       17,841
President and Chief                             1999       444,264     75,000      75,000       22,936
Operating Officer                               1998       413,014     50,000     100,000       18,780

Dr. Lawrence S. Olanoff,                        2000       451,247    100,000     100,000       15,345
Executive Vice President-                       1999       413,750     75,000      75,000       20,109
Scientific Affairs                              1998       382,500     50,000      40,000       17,903

Elaine Hochberg,                                2000       291,500     70,000      75,000       17,792
Senior Vice President-                          1999       257,000     40,000      20,000       18,929
Marketing                                       1998(3)    187,615     20,000      80,000        3,887

John E. Eggers, Vice President-Finance          2000       186,253     25,000      25,000       16,783
and Chief Financial Officer                     1999(4)     45,001     20,000          --           --

------------------------

(1) The Company has no long-term incentive compensation plan other than its several Employee Stock Option Plans described herein and various individually granted options. The Company does not award stock appreciation rights, restricted stock awards or long term incentive plan pay-outs.

(2) Consists of group term life insurance and compensation credited to such executive officers pursuant to the Forest Laboratories, Inc. Savings and Profit Sharing Plan (the "Plan"), which covers employees of the Company and certain of its subsidiaries. Under the Plan, all regular employees of the Company and certain subsidiaries who are employed for at least six months prior to the Plan year end become participants of the Plan. Contributions, which are made at the discretion of the Company's Board of Directors, may not exceed 25 percent of the individual Plan participant's gross salary (up to a maximum salary of $170,000), including allocated forfeitures for the Plan year. Plan participants vest over a period of 3 to 7 years of credited service. The Company did not pay or provide other forms of annual compensation (such as perquisites) to any of the named executive officers having a value exceeding the lesser of $50,000 or 10% of the total annual salary and bonus reported for such officers.

(3) Reflects compensation from the date Ms. Hochberg joined the Company.

(4) Reflects compensation from the date Mr. Eggers was appointed as an Executive Officer of the Company.

OPTIONS GRANTED IN FISCAL 2000

    The following information is furnished for the fiscal year ended March 31, 2000 with respect to the Company's Chief Executive Officer and the other executive officers of the Company named in the Compensation Table above, for stock options granted during such fiscal year. Stock options were granted without tandem stock appreciation rights.

                                                                                             POTENTIAL REALIZABLE VALUE
                                                                                             AT ASSUMED ANNUAL RATES OF
                                            % OF TOTAL                                      STOCK PRICE APPRECIATION FOR
                             OPTIONS     OPTIONS GRANTED                                          OPTION TERM($)(1)
                             GRANTED       TO EMPLOYEES      EXERCISE PRICE    EXPIRATION   -----------------------------
NAME                           (#)      DURING FISCAL YEAR   PER SHARE ($/S)      DATE           5%              10%
----                         --------   ------------------   ---------------   ----------   -------------   -------------
Howard Solomon               300,000          18.12              52.5938        12/17/09       9,922,787     25,146,292

Kenneth E. Goodman           200,000          12.08              52.5938        12/17/09       6,615,192     16,764,194

Dr. Lawrence S. Olanoff      100,000           6.04              52.5938        12/17/09       3,307,596      8,382,097

Elaine Hochberg               75,000           4.53              52.5938        12/17/09       2,480,697      6,286,573

John E. Eggers                25,000           1.51              52.5938        12/17/09         826,899      2,095,524

------------------------

(1) Represents the potential value of the options granted at assumed 5% and 10% rates of compounded annual stock price appreciation from the date of grant of such options. The increase in shareholders' equity to all shareholders of the Company measured over the same period at the same assumed rates of appreciation and based upon the market price for the Common Stock on the date such options were granted would be $2,799,900,569 and $7,095,497,768, respectively.

AGGREGATED OPTION EXERCISES IN FISCAL 2000 AND FISCAL YEAR END OPTION VALUES

    The following information is furnished for the fiscal year ended March 31, 2000 with respect to the Company's Chief Executive Officer and the other executive officers of the Company named in the Compensation Table above, for stock option exercises during such fiscal year.

                                                             NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED IN THE
                              SHARES                        OPTIONS AT 3/31/00 (#)        MONEY OPTIONS AT 3/31/00 ($)
                             ACQUIRED         VALUE      -----------------------------   ------------------------------
NAME                      ON EXERCISE(#)   REALIZED($)   EXERCISABLE   NON-EXERCISABLE   EXERCISABLE    NON-EXERCISABLE
----                      --------------   -----------   -----------   ---------------   ------------   ---------------
Howard Solomon               400,000       15,908,305     3,150,000        300,000       204,757,785        8,840,610

Kenneth E. Goodman           200,000        8,149,372       975,000        200,000        60,416,393        5,893,740

Dr. Lawrence S. Olanoff           --               --        50,250        254,750         2,813,177       10,829,465

Elaine Hochberg               12,000          601,211         3,000        148,000           101,156        6,171,370

John E. Eggers                    --               --        21,200         53,800         1,337,450        2,426,018

BENEFITS AGREEMENTS

    On December 1, 1989 the Board of Directors adopted a policy of granting certain medical insurance benefits to senior corporate executive officers and their spouses upon the completion of 10 years of service by such senior officers. The benefit would be provided to such executives and their spouses for their lifetimes following the termination of such executive's employment with the Company, and would be equivalent to the medical insurance benefits provided to such executives as of the date of their termination or as of December 1, 1989, if more favorable. The benefit need not be provided to the extent and for any time that the executive obtained comparable insurance from a subsequent employer. The Company has entered into formal written benefits agreements with each of Messrs. Solomon, Goodman and Satow (who retired in December 1998) granting the 10 year service benefit.

    Effective March 31, 1994, the Company entered into "split dollar" life insurance benefit agreements with each of Messrs. Solomon, Satow and Goodman. Each of these agreements provides that the Company will pay the premiums on a life insurance policy owned by and for the benefit of the executive. Upon the death of the executive (or other realization by the executive upon the principal amount of the policy), proceeds of the life insurance policy will be applied to repay the Company for all premiums paid on behalf of the executive. The Company is obligated to continue to pay premiums under these agreements until the covered life insurance policies are paid in full, notwithstanding the termination of the executive's employment with the Company. The Company is further obligated to pay all such premiums in a lump sum in the event the Company undergoes a "change in control."

    The Company has entered into employment agreements with several key employees, including each of Messrs. Solomon, Goodman, Dr. Olanoff, Mr. Eggers and Ms. Hochberg. Each of these agreements becomes effective only upon the occurrence of a "change in control" and provides that the executive is entitled to salary, bonus and benefits for a three year period following a "change in control" of the Company if the executive's employment terminates during such period without cause or for good reason. Subject to certain exceptions, a "change in control" is (i) an acquisition of 20% or more of the Common Stock or voting securities of the Company by a person or group not acquiring their shares directly from the Company, (ii) a change in the majority of the current Board of Directors or their designated successors not consented to by such current Board of Directors or designated successors, and (iii) a liquidation or dissolution of the Company or merger, consolidation or sale of all or substantially all of the Company's assets which involves a greater than 50% change in the shareholders of the Company or the replacement of a majority of the current Board of Directors or their designated successors.

STOCK OPTIONS

    The Company's 1990 and 1994 Employee Stock Option Plan and the 1998 Stock Option Plan (the "Plans") provide that options may be granted to employees, including executive officers, to purchase shares of Common Stock at a price per share fixed by the Board of Directors, provided that, in the case of Incentive Stock Options ("ISO's"), as defined by Section 422 of the Internal Revenue Code of 1986 (the "Code"), such price may not be less than fair market value on the date of the option grant. All employees of the Company and its subsidiaries are eligible to receive options under the Plans.

    The Plans provide that the Board of Directors may determine the employees to whom options are to be granted and the number of shares subject to each option. The purchase price for shares must be paid in cash or by the tender of shares of Common Stock having a fair market value, as determined by the Board, equal to the option exercise price.

    The non-employee directors of the Company participate in the 1998 Stock Option Plan (the "1998 Plan"). Under the 1998 Plan an initial grant of options covering 14,000 shares of Common Stock are automatically granted to persons who become non-employee directors from and after the adoption of the 1998 Plan. Twenty-five percent of the foregoing options become exercisable on the date of grant and on each anniversary of such date until all such options are exercisable.

    The 1998 Plan further provides for the automatic annual grant to each of the Company's non-employee directors of options to purchase 2,000 shares of Common Stock on the date of their annual election or re-election by the Company's stockholders. Each such option grant is at an exercise price equal to the average price of the Common Stock on the New York Stock Exchange on the date of grant and become exercisable six months after the date of option grant. All options granted under the 1998 Plan to non-employee directors have a term of 10 years from the date of grant (but in no event more than three months following the optionee's ceasing to serve as a member of the Company's Board of Directors). Upon shareholder approval, non-employee directors will participate in the 2000 Stock Option Plan on the same basis as previously provided by the 1998 Plan.

DIRECTORS' COMPENSATION

    In addition to automatic annual option grants under the 1998 Plan, each non-employee director of the Company received $24,375 for his services as director during the fiscal year ended March 31, 2000, except for Mr. Candee who received $27,500 for his services as director and the Company's secretary and Chairman of the Audit Committee.

                           COMMITTEES; BOARD MEETINGS

    The Company has an audit committee composed of Messrs. Candee and Goldwasser. During the fiscal year ended March 31, 2000, the audit committee met on three occasions for the purpose of (i) approving the selection of the Company's independent auditors; (ii) reviewing the arrangements and scope of the audit; and (iii) reviewing the Company's internal accounting procedures and controls and recommendations of the Company's auditors.

    The Company has a compensation and stock option committee composed of Messrs. Candee, Cohan, Goldwasser and Dr. Salans, each of whom are non-employee directors of the Company. During the fiscal year ended March 31, 2000, the compensation committee met on one occasion to make recommendations concerning salary and bonus for the Company's executive officers for the 2000 year and to make recommendations as to the grant of stock options to such executive officers.

    The Company does not have a nominating committee.

    The Board of Directors of the Company held four meetings during the fiscal year ended March 31, 2000 and no incumbent director attended fewer than 75% of the aggregate of such meetings and the number of meetings of each committee of which he is a member.

                        REPORT ON EXECUTIVE COMPENSATION
                           BY THE BOARD OF DIRECTORS
                         AND THE COMPENSATION COMMITTEE

COMPENSATION POLICY

    The Company's Board of Directors (the "Board") is responsible for setting and administering the policies which govern annual executive salaries, raises and bonuses and the award of stock options (in the case of options to be granted under the Company's Stock Option Plans, such responsibility is limited to the recommendation of awards to the Company's Stock Option Committee). The Board is currently composed of seven members, five of whom are non-employee directors and two of whom, Messrs. Solomon and Goodman, are, respectively, the Chairman and Chief Executive Officer, and President and Chief Operating Officer, of the Company. In addition, four of the non-employee directors, Messrs. Goldwasser, Candee, Cohan and Dr. Salans, serve as a Compensation Committee and Stock Option Committee which recommends salary increases and bonuses to the Board and administers the granting of options under the Company's Stock Option Plans, including the award of options to the Company's executive officers.

    The policy of the Board is to provide compensation to the Chief Executive Officer and the Company's other executive officers reflecting the contribution of such executives to the Company's growth in sales and earnings, the implementation of strategic plans consistent with the long-term growth objectives of the Company and the enhancement of shareholder value as reflected in the growth of the Company's market capitalization. Contributions to specific Company objectives, including the development and acquisition of new product opportunities, the progress of clinical and other studies and development activities required to bring new ethical pharmaceutical products to market and the successful marketing of the Company's principal products are evaluated in setting compensation policy. Executive compensation decisions have traditionally been made on a calendar year basis.

    Long-term incentive compensation policy consists exclusively of the award of stock options under the Company's Stock Option Plans and individual option grants, which serve to identify the reward for executive performance with increases in value created for shareholders.

COMPANY PERFORMANCE AND CEO COMPENSATION

    Executive compensation for the fiscal year ended March 31, 2000 consisted of base salary, an annual bonus and the award of stock options by the Stock Option Committee as indicated at "Options Granted in Fiscal 2000." The Board met in December 1999 to review executive compensation for the calendar year commencing January 1, 2000. The Board reviewed data relating to operating and financial goals and achievements and specifically relating to the continuing growth of Celexa-TM- (citalopram HBr), the Company's selective serotonin reuptake inhibitor ("SSRI") for the treatment of depression, the growth of the Company's sales, manufacturing and administrative infrastructures in light of the growth of Celexa, growth in sales of Tiazac-Registered Trademark-, the Company's once-daily diltiazem for the treatment of hypertension and angina, the launch of Infasurf-Registered Trademark-, the Company's lung surfactant for neonatal respiratory distress syndrome, and the conclusion of additional clinical studies for Celexa which are expected to enhance the marketing of the product, a survey of compensation of biopharmaceutical executives prepared by an executive compensation consulting firm, the recent history of compensation granted by the Board to the Company's highest paid executive officers, the compensation policy of the Board and the rules of the SEC with respect to disclosure of the compensation and compensation policies applicable to executive officers of the Company.

    The Compensation Committee and the Board noted the achievement of the following: continuing strong sales growth of Celexa, the expansion of the Company's sales, manufacturing and administrative facilities in light of the growth of Celexa and the rapid expansion of the Company's salesforce in light of the anticipated termination of the Company's co-promotion arrangement with the Parke-Davis division of the Warner-Lambert Company, the progress of the Company's development program for the S-enantiomer version of Celexa and other research and development programs and the status of potential future product opportunities.

    The Compensation Committee and the Board considered several key factors in determining the executive compensation of the highest paid officers, including, the accomplishment of strategic objectives during the past year described above, and the fact that the compensation of the Company's executive officers was below compensation paid to officers in other pharmaceutical companies, based on a survey and report prepared by an executive compensation consulting firm and presented to the Board in connection with the year's compensation review. Accordingly, the Board approved an increase in base compensation and granted bonus and stock options for the Company's senior executive officers, including the Chief Executive Officer.

    During fiscal 2000, the Stock Option Committee awarded stock options to Howard Solomon, Chairman and Chief Executive Officer, Kenneth E. Goodman, President and Chief Operating Officer, Dr. Lawrence S. Olanoff, Executive Vice President-Scientific Affairs, Elaine Hochberg, Senior Vice President-Marketing and John E. Eggers, Vice President-Finance and Chief Financial Officer as set forth in the table set forth at "Options Granted in Fiscal 2000" in the amount set forth therein. The Stock Option Committee resolved to continue the Company's long-standing policy of utilizing the award of stock options (which provide value to the executive over time as growth in the market price of the Company's shares reflects the successful achievement of the Company's business objectives) to identify the success of the Company's executives with the growth in equity value to the Company's shareholders. The size of the award made was determined based upon such officer's contribution to the achievement of the performance objectives described above and the Committee's view of an appropriate equity position to be maintained by the Company's executive officers in light of the Company's market capitalization. Each of these factors was equally considered.

                                          THE BOARD OF DIRECTORS
                                          Howard Solomon
                                          George S. Cohan(1)
                                          William J. Candee, III(1)
                                          Dan L. Goldwasser(1)
                                          Kenneth E. Goodman
                                          Dr. Lester B. Salans(1)
                                          Phillip M. Satow

------------------------

(1) Compensation Committee and Stock Option Committee Member.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Howard Solomon, the Company's Chairman and Chief Executive Officer, and Kenneth E. Goodman, the Company's President and Chief Operating Officer, are members of the Board and participated in deliberations concerning executive compensation. Each of such executive officers abstained from voting with respect to his own compensation.

                               PERFORMANCE GRAPH

    The graph below compares the cumulative total shareholder return on the Common Stock for the last five fiscal years with the cumulative total return on the Standard & Poors Health Care Drugs Index and the Standard & Poors MIDCAP 400 Index over the same period (assuming the investment of $100 in the Common Stock, the S&P Health Care Drugs Index and the S&P MIDCAP 400 on March 31, 1995, and the reinvestment of all dividends).

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
           AMONG FOREST LABORATORIES, INC., THE S&P MIDCAP 400 INDEX
          AND THE S&P HEALTH CARE (DRUGS-MAJOR PHARMACEUTICALS) INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                  3/95    3/96    3/97    3/98    3/99    3/00
FOREST LABORATORIES, INC.                        100.00  102.36   79.00  157.48  236.75  354.86
S & P MIDCAP 400                                 100.00  128.49  142.13  211.83  204.41  282.27
S & P HEALTH CARE (DRUGS-MAJOR PHARMACEUTICALS)  100.00  159.01  204.36  362.81  492.53  383.91

DOLLARS

*$100 INVESTED ON 3/31/95 IN STOCK OR INDEX-
INCLUDING REINVESTMENT OF DIVIDENDS,
FISCAL YEAR ENDED MARCH 31.

                                   PROPOSAL 2
                             2000 STOCK OPTION PLAN

    The Board of Directors has adopted, subject to stockholder approval, and recommends the adoption of the Company's proposed 2000 Stock Option Plan ("2000 Plan"), under which options may be granted for an aggregate of 4,000,000 shares of Common Stock prior to May 22, 2010. All of the Company's employees and non-employee directors are eligible to participate in the 2000 Plan.

    The Board of Directors believes that the Company's traditional policy of providing employees and non-employee directors with options (and thereby additional incentive and proprietary interest in the Company's success) has been a material factor in the Company's ability to attract, retain and motivate managerial and professional personnel as well as non-employee directors. As of the date of this Proxy Statement, approximately 992 of the Company's employees, and all five of the Company's non-employee directors, hold options granted under the Company's previously adopted Plans. Only an aggregate of 1,425,466 shares remain available for option grant under the previously adopted Plans. There are presently stock options outstanding for 7,066,193 shares of Common Stock for employees and 126,000 shares for Directors pursuant to option grants under previous stock option plans and individual stock option grants. Of the 7,192,193 options outstanding, 2,727,980 options (37.9%) were granted from five to nine years ago and remain unexercised by the Company's senior management. During the past three fiscal years the Company granted a total of 4,165,770 options net of cancellations, of which 1,448,000 options (34.8%) were granted to officers and the remainder were granted to other employees.

    The Board of Directors believes that the adoption of the 2000 Plan will enable the Company to continue the Company's policy of offering a competitive compensation package that includes, as a significant element, stock option based compensation which strongly identifies the optionee's personal financial success with the success of the Company as a whole and motivates employees to maximize the potential of the Company's products. The Board of Directors further believes that, partly as a result of recent industry consolidation, competition for executive talent and experienced sales representatives has increased and that stock option based compensation is an increasingly important element in the Company's ability to attract and retain such personnel. The Company further believes that with the recent 70% expansion of the Company's salesforce, other staff additions and a competitive employment environment, the number of shares remaining for grant in the Company's stock option plans would be inadequate for such purposes. The Company is also of the opinion that affording the Board of Directors the right to determine the employees to be granted options and the number of shares as to which options will be granted, will permit the Board of Directors to take into account various factors as well as special circumstances with respect to attracting and retaining particular persons, in making its decision regarding the grant of options.

    The following description of the 2000 Plan is qualified in its entirety by reference to such Plan, a copy of which is attached to this Proxy Statement as Exhibit A and is incorporated by reference herein. Attention is particularly directed to the description thereof in the prices, expiration dates and other material conditions upon which the options may be granted and exercised.

    The 2000 Plan provides, among other things, that options may be granted to employees to purchase shares of Common Stock at a price per share fixed by a committee (the "Committee") composed of the non-employee members of the Board of Directors and, in the case of an ISO, at not less than the fair market value of the applicable class of the Company's Common Stock on the date of option grant (110% of such fair market value in the case of optionees holding 10% or more of the combined voting rights of the Company's securities ("10% Holders")). The Committee may determine, with respect to options granted to employees, the employees to whom options are to be granted, the number of shares subject to each option and the term of each option. The term of options granted to employees may not exceed ten years, five years in the case of an ISO granted to a 10% Holder.

    An initial grant of options (having an exercise price equal to the average price of the Common Stock on the date of grant) covering 14,000 shares of Common Stock will automatically be granted to persons who become non-employee directors from and after the adoption of the 2000 Plan. Twenty-five percent of such options granted to non-employee directors will become exercisable on the date of grant and on each anniversary of such date until all such options are exercisable. The 2000 Plan also provides for the automatic annual grant to each of the Company's non-employee directors of options to purchase 2,000 shares of Common Stock on the date of their annual election or re-election by the Company's shareholders. The provisions for the automatic grant of options to the Company's non-employee directors will supercede and replace provisions for the automatic grant of options to such directors contained in the 1998 Plan. Such options will become exercisable six months after the date of option grant. Options granted to non-employee directors will have a term of 10 years (but in no event more than three months (six months in the event of death or disability) following the optionee's ceasing to serve as a member of the Company's Board of Directors) and will be at an exercise price equal to the average price of the Common Stock on the New York Stock Exchange on the date of grant.

    Options granted under the 2000 Plan may be exercised by the payment in full in cash or by the tendering of shares of Common Stock having a fair market value, as determined by the Committee, equal to the option exercise price. The 2000 Plan provides that the number of shares of Common Stock for which any optionee may be granted options during any twelve month period may not exceed 600,000.

    The principal federal income tax consequences of the issuance and granting of options will be as follows:

    (a) ISO's: Although an individual can receive an unlimited number of ISO's during any calendar year, the aggregate fair market value (determined at the time of option grant) of the stock with respect to which ISO's first become exercisable during any calendar year (under all of the Company's Plans) cannot exceed $100,000. ISO tax treatment is denied by the Code to any options in excess of such dollar limits. For purposes of computing an optionee's regular tax liability, an optionee will not realize taxable income for federal income tax purposes upon the grant or exercise of an ISO and the Company will not be entitled to a deduction in connection with the grant or the exercise of the option. For purposes of the alternative minimum tax only, stock acquired pursuant to the exercise of an ISO will be subject to the rules applicable to non-ISO's. Thus, in general, the amount by which the fair market value of the option shares at the time of ISO exercise exceeds the option exercise price (the "Option Spread") will be an item of tax preference for purposes of the federal alternative minimum tax and thus the Option Spread may be subject to the alternative minimum tax unless the shares are disposed of in a non-qualifying disposition in the year of exercise. If the Optionee is subject to the alternative minimum tax in the year of the option exercise, the shares purchased upon the exercise of the ISO will generally have a tax basis equal to their fair market value at the time of ISO exercise only for purposes of computing gain or loss on a subsequent disposition of the option shares under the alternative minimum tax. If instead, the Optionee is not subject to the alternative minimum tax in the year of the disposition of his option shares, the shares purchased upon the exercise of an ISO will have a tax basis (for purposes of calculating gain or loss on such disposition under the regular tax) equal to their ISO exercise price. Each Optionee should consult his tax advisor as to the application of the alternative minimum tax to the exercise of ISO's and the disposition of shares acquired thereby.

    Provided that the optionee does not dispose of the shares acquired upon the exercise of an ISO within two years from the date of grant or within one year from the date of exercise, the net gain realized on the sale or other taxable disposition of the shares is subject to tax at capital gains tax rates. If Common Stock acquired pursuant to the exercise of an ISO is disposed of within the two year or one year periods mentioned above, any gain realized by the optionee generally will be taxable at the time of such disposition as
(i) ordinary income to the extent of the difference between the exercise price and the lesser of (a) the fair market value of the Common Stock on the date the ISO is exercised, or (b) the amount realized on such disposition, and
(ii) short-term, mid-term or long-term capital gain to the extent of any excess of the amount realized on the disposition over the fair market value of the Common Stock on the date the ISO is exercised. The Company will be entitled to a deduction equal to the amount of ordinary income recognized by the optionee at the time such income is recognized. The Company will be required to satisfy any applicable withholding requirements in order to be entitled to a tax deduction.

    If the optionee pays the option exercise price by transferring to the Company shares of its stock, the optionee will generally not recognize any gain or loss with respect to the transfer of such shares, and the optionee will have a tax basis in the shares acquired equal to the amount of cash plus the adjusted tax basis of any shares transferred by such optionee to the Company. (But see the discussion above relating to the alternative minimum tax.) However, if the transferred shares were themselves acquired by the Optionee upon the exercise of an ISO and the transfer of such shares to the Company occurs within the two-year period or the one-year period referred to above, the optionee will generally recognize gain in connection with such transfer to the extent the fair market value of the transferred shares exceeds the tax basis with respect to such shares.

    (b) Non-ISO's: There is no limit (subject to the limit contained in the 2000 Plan and described above with respect to the maximum number of options that may be granted to an optionee) on the aggregate fair market value of stock covered by options that do not qualify as ISO's that may be granted to an individual in any year or on the aggregate fair market value of non-ISO's that first become exercisable in any year. Generally, no taxable income will be recognized by the employee and no deduction will be allowed to the Company upon the grant of a non-ISO. Upon the exercise of a non-ISO, the optionee will realize an amount of ordinary income equal to the excess of the fair market value of the shares at the time of exercise over the option price (even though the optionee will have received no cash), and the Company will be entitled to a deduction in the same amount. Any difference between the higher of such market value or exercise price and the price at which the optionee may subsequently sell the shares will be treated as a short-term, mid-term or long-term capital gain or loss.

    (c) Limitations on the Company's compensation deduction: Section 162(m) of the Code limits the deduction which the Company may take for otherwise deductible compensation payable to certain executive officers of the Company to the extent that compensation paid to such officers for such year exceeds
$1 million, unless such compensation is performance-based, is approved by the Company's stockholders and meets certain other criteria. Although the Company intends that the 2000 Plan will satisfy the requirements that option grants thereunder be considered performance-based for purposes of Section 162(m) of the Code, there can be no assurance such awards will satisfy such requirements.

    (d) State and local income tax consequences may, depending on the jurisdiction, differ from the federal income tax consequences of the granting and exercise of an option and any later sale by the optionee of his option stock. There may also be, again depending on the jurisdiction, transfer or other taxes imposed in connection with a disposition, by sale, bequest or otherwise, of options and option stock. Optionees should consult their personal tax advisors with respect to the specific state, local and other tax effects on them of option grants, exercises and stock dispositions.

    THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF THE 2000 PLAN.

                                   PROPOSAL 3
                   RATIFICATION OF APPOINTMENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

    The firm of BDO Seidman, LLP has audited the financial statements of the Company for each of the three fiscal years ended March 31, 2000. The Board of Directors desires to continue the services of BDO Seidman, LLP for the current fiscal year ending March 31, 2001. Accordingly, the Board of Directors will recommend at the Meeting that the stockholders ratify the appointment by the Board of Directors of the firm of BDO Seidman, LLP to audit the financial statements of the Company for the current fiscal year. Representatives of that firm are expected to be present at the Meeting, shall have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

    THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE APPOINTMENT OF BDO SEIDMAN, LLP.

                                 MISCELLANEOUS

ANNUAL REPORT

    The Company's 2000 Annual Report is being mailed to stockholders contemporaneously with this Proxy Statement.

FORM 10-K

    UPON THE WRITTEN REQUEST OF A RECORD HOLDER OR BENEFICIAL OWNER OF COMMON STOCK ENTITLED TO VOTE AT THE MEETING, THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED MARCH 31, 2000. REQUESTS SHOULD BE MAILED TO CORPORATE SECRETARY, FOREST LABORATORIES, INC., 909 THIRD AVENUE, NEW YORK, NEW YORK 10022.

COST OF SOLICITATION

    The cost of soliciting proxies in the accompanying form has been or will be paid by the Company. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners, and the Company will, upon request, reimburse them for their reasonable expenses in doing so. To the extent necessary in order to assure sufficient representation, officers and regular employees of the Company and a commercial proxy solicitation firm may be engaged to assist in the solicitation of proxies. Whether either measure will be necessary depends entirely upon how promptly proxies are received. No outside proxy solicitation firm has been selected or employed by the Company in respect of the Meeting as of the date of this Proxy Statement, and the Company is unable to estimate the costs to it of any such services.

PROPOSALS OF STOCKHOLDERS; STOCKHOLDER BUSINESS

    Proposals of stockholders to be presented at the 2001 Annual Meeting must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting no later than March 5, 2001. In order to comply with applicable provisions of the Company's By-Laws, stockholders intending to present proposals at the 2001 Annual Meeting must give notice thereof in writing to the Secretary of the Company not later than the close of business on June 18, 2001 nor earlier than the close of business on May 16, 2001. In addition, in accordance with applicable rules of the Securities and Exchange Commission, proxies submitted in connection with the 2001 Annual Meeting may confer discretionary authority on individuals designated by the Company to vote in respect of any matter to come before such meeting as to which the Company has not received notice by May 15, 2001.

    Stockholders are urged to send in their proxies without delay.

                                          WILLIAM J. CANDEE, III,
                                          SECRETARY

Dated: June 30, 2000

                                                                       EXHIBIT A

                             2000 STOCK OPTION PLAN
                                       OF
                           FOREST LABORATORIES, INC.

                            ------------------------

    1. THE PLAN. This 2000 Stock Option Plan (the "Plan") is intended to encourage ownership of stock of Forest Laboratories, Inc. (the "Corporation") by specified employees and non-employee directors of the Corporation and its subsidiaries and to provide additional incentive for them to promote the success of the business of the Corporation.

    2. STOCK SUBJECT TO THE PLAN. Subject to the provisions of Paragraph 14 hereof, the total number of shares of Common Stock, par value $.10 per share, of the Corporation (the "Stock") which may be issued pursuant to Incentive Stock Options (as hereinafter defined) and non-Incentive Stock Options granted under the Plan (the "Options") shall be 4,000,000. Such shares of Stock may be in whole or in part, either authorized and unissued shares or treasury shares as the Board of Directors of the Corporation (the "Board") shall from time to time determine. If an Option shall expire or terminate for any reason without having been exercised in full, the unpurchased shares covered thereby shall (unless the Plan shall have been terminated) again be available for Options under the Plan.

    3. ADMINISTRATION OF THE PLAN. The Plan shall be administered by a committee (the "Committee") composed of the non-employee members of the Board which shall have plenary authority, in its discretion, to determine, with respect to options granted to employees, the employees of the Corporation and its subsidiaries to whom Options shall be granted ("Optionees"), the number of shares to be subject to each Option (subject to the provisions of Paragraph 2) and the terms of each Option, and the nature of the Option (i.e., whether an Incentive Stock Option or a Non-Incentive Stock Option). The Board shall have plenary authority, subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind any rules and regulations relating to the Plan and to take such other action in connection with the Plan as it deems necessary or advisable. The interpretation and construction by the Board of any provisions of the Plan or of any Option granted thereunder shall be final and no member of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted thereunder by the Committee.

    4.  PERSONS ELIGIBLE FOR OPTIONS.

    A. All employees and non-employee directors of the Corporation or its subsidiaries shall be eligible for Options. In making the determination as to employees to whom Options shall be granted and as to the number of shares to be covered by such Options, the Committee shall take into account the duties of the respective employees, their present and potential contributions to the success of the Corporation and such other factors as it shall deem relevant in connection with accomplishing the purpose of the Plan.

    B. An option to purchase 14,000 shares of Stock shall automatically be granted under the Plan to each non-employee director who is appointed or elected to the Board after the date hereof and prior to the expiration of the Plan on the date of the appointment or election of such non-employee director. Each Option granted under this Section 4B shall be exercisable immediately as to 25% of the number of shares of Stock covered thereby and shall become exercisable for an additional 25% of the number of shares of Stock covered thereby on each of the three succeeding anniversaries of the grant of such Option.

    C. An option to purchase 2,000 shares of Stock shall automatically be granted under the Plan to each then serving non-employee member of the Corporation's Board annually on the date of his election or re-election by the Corporation's stockholders. Each option granted pursuant to this Section 4C shall become exercisable as to all shares of Stock covered thereby from and after the expiration of six months from the date of option grant.

    D. The provisions of Sections 4B and 4C above shall supersede and replace provisions for the automatic grant of options to the Corporation's non-employee directors contained in the Corporation's 1998 Stock Option Plan.

    5. TERM OF PLAN. The Plan shall terminate on, and no Options shall be granted after May 22, 2010 provided that the Committee may at any time terminate the Plan prior thereto.

    6. MAXIMUM OPTION GRANT. With respect to Options which are intended to qualify as Incentive Stock Options, the aggregate fair market value (determined as of the time the Option is granted) of the Stock with respect to which ISOs granted to any employee (whether under this Plan or under any other stock option plan of the Corporation) become exercisable for the first time in any calendar year may not exceed $100,000. The number of shares of Stock for which any employee may be granted Options under the Plan during any twelve-month period shall not exceed 600,000.

    7. OPTION PRICE. Each Option shall state the option price, which shall be, in the case of Incentive Stock Options and Options granted to non-employee directors, not less than 100% of the fair market value of the Stock on the date of the granting of the Option, nor less than 110% in the case of an Incentive Stock Option granted to an individual who, at the time the Option is granted, is a 10% Holder (as hereinafter defined). The fair market value of shares of Stock shall be determined by the Board and shall be the mean between the high and low prices of the Stock on the New York Stock Exchange on the date of the granting of the Option.

    8.  TERM OF OPTIONS.

    A. The term of each Option granted to an employee shall be for a maximum of ten years from the date of granting thereof, and a maximum of five years in the case of an Incentive Stock Option granted to a 10% Holder, but may be for a lesser period or be subject to earlier termination as hereinafter provided.

    B. The term of each Option granted to a non-employee director shall be for a period of ten years from the date of granting thereof.

    9. EXERCISE OF OPTIONS. An Option may be exercised from time to time as to any part or all of the Stock to which the Optionee shall then be entitled, provided, however, that an Option may not be exercised as to less than 100 shares at any time (or for the remaining shares then purchasable under the Option, if less than 100 shares). In addition, options granted to employees may not be exercised, (a) prior to the expiration of at least six months from the date of grant and (b) unless the Optionee shall have been in the continuous employ of the Corporation or its subsidiaries from the date of the granting of the Option to the date of its exercise, except as provided in Paragraph 12. The purchase price of the Stock issuable upon exercise of an Option shall be paid in full at the time of the exercise thereof (i) in cash or (ii) by the transfer to the Corporation of shares of its Stock with a fair market value (as determined by the Committee) equal to the purchase price of the Stock issuable upon exercise of such Option, provided that such shares have been beneficially owned by the Optionee for at least six months. The holder of an Option shall not have any rights as a stockholder with respect to the Stock issuable upon exercise of an Option until certificates for such Stock shall have been delivered to him after the exercise of the Option.

    10. NON-TRANSFERABILITY OF OPTIONS. Except as provided in the following sentence, an Option shall not be transferable otherwise than by will or the laws of descent and distribution and is exercisable during the lifetime of the employee only by him or his guardian or legal representative. Options that do not qualify as IS0's will be transferable to members of an Optionee's immediate family, including trusts for the benefit of such family members and partnerships or limited liability companies in which such family members are the only partners. A transferred Option shall be subject to all of the same terms and conditions as if such Option had not been transferred.

    11. FORM OF OPTION. Each Option granted pursuant to the Plan shall be evidenced by an agreement (the "Option Agreement") which shall clearly identify the status of the Options granted thereunder (i.e., whether an Incentive Stock Option or non-Incentive Stock Option) and which shall be in such form as the Committee shall from time to time approve. The Option Agreement shall comply in all respects with the terms and conditions of the Plan and may contain such additional provisions, including, without limitation, restrictions upon the exercise of the Option, as the Committee shall deem advisable.

    12. TERMINATION OF SERVICE OR DEATH OF OPTIONEE. Upon the termination of Optionee's Service as an employee or director of the Company, or the death or disability of Optionee, an Option shall be exercisable (to the extent that such Option was exercisable at the time of the termination of service of the Optionee or at the time of the death of the Optionee, as the case may be): (i) In the case of a non-ISO, during the period that ends six months following the date the Optionee ceases to be an employee of the Company due to the Optionee's disability (within the meaning of Section 22(e)(3) of the Code) or death or three months following the date the Optionee ceases to be an employee or non-employee director of the Company for any other reason, or (ii) in the case of an ISO, during the period that ends six months following the date the Optionee ceases to be an employee of the Company due to the Optionee's disability (within the meaning of Section 22(e)(3) of the Code) or death or three months following the date the Optionee ceases to be an employee of the Company for any reason other than disability or death.

    13. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. In the event of changes in the outstanding Stock of the Corporation by reason of stock dividends, splitups, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations or liquidations, the number and class of shares or the amount of cash or other assets or securities available upon the exercise of any Option granted hereunder and the maximum number of shares as to which Options may be granted to an employee shall be correspondingly adjusted, to the end that the Optionee's proportionate interest in the Corporation, any successor thereto or in the cash, assets or other securities into which shares are converted or exchanged shall be maintained to the same extent, as near as may be practicable, as immediately before the occurrence of any such event. All references in this Plan to "Stock" from and after the occurrence of such event shall be deemed for all purposes of this Plan to refer to such other class of shares or securities issuable upon the exercise of Options granted pursuant hereto.

    14. SHAREHOLDER AND STOCK EXCHANGE APPROVAL. This Plan is subject to and no Options shall be exercisable hereunder until after (i) the approval by the holders of a majority of the Stock of the Corporation voting at a duly held meeting of the stockholders of the Corporation within twelve months after the date of the adoption of the Plan by the Board and (ii) the approval by the New York Stock Exchange, Inc. of a listing application covering the shares of Stock covered by this Plan.

    15. AMENDMENT OF THE PLAN. The Board shall have complete power and authority to modify or amend the Plan (including the form of Option Agreement) from time to time in such respects as it shall deem advisable; provided, however, that the Board shall not, without the approval of the votes represented by a majority of the outstanding Stock of the Corporation present or represented at a meeting duly held in accordance with the applicable laws of the Corporation's jurisdiction of incorporation and entitled to vote at a meeting of stockholders or by the written consent of stockholders owning stock representing a majority of the votes of the Corporation's outstanding stock, (i) increase the maximum number of shares which in the aggregate are subject to Options under the Plan (except as provided by Paragraph 13), (ii) extend the term of the Plan or the period during which Options may be granted or exercised, (iii) reduce the Option price, in the case of ISO's, below 100% (110% in the case of an ISO granted to a 10% Holder) of the fair market value of the Stock issuable upon exercise of Options at the time of the granting thereof, other than to change the manner of determining the fair market value thereof, (iv) increase the maximum number of shares of Stock for which any employee may be granted Options under the Plan pursuant to Paragraph 6, (v) materially increase the benefits accruing to participants under the Plan, (vi) modify the requirements as to eligibility for participation in the Plan, or (vii) with respect to options which are ISO's amend the plan in any respect which would cause such options to no longer qualify for ISO treatment pursuant to the Internal

Revenue Code. No termination or amendment of the Plan shall, without the consent of the individual Optionee, adversely affect the rights of such Optionee under an Option theretofore granted to him or under such Optionee's Option Agreement.

    16. TAXES. The Corporation may make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with any Options granted under the Plan. The Corporation may further require notification from the Optionees upon any disposition of Stock acquired pursuant to the exercise of Options granted hereunder.

    17. CODE REFERENCES AND DEFINITIONS. Whenever reference is made in this Plan to a section of the Internal Revenue Code, the reference shall be to said section as it is now in force or as it may hereafter be amended by any amendment which is applicable to this Plan. The term "subsidiary" shall have the meaning given to the term "subsidiary corporation" by Section 425(f) of the Internal Revenue Code. The terms "Incentive Stock Option" and "ISO" shall have the meanings given to them by Section 422 of the Internal Revenue Code. The term "10% Holder" shall mean any person who, for purposes of Section 422 of the Internal Revenue Code owns more than 10% of the total combined voting power of all classes of stock of the employer corporation or of any subsidiary corporation.

                           FOREST LABORATORIES, INC.

        Proxy - For the Annual Meeting of Stockholders - August 14, 2000

The undersigned stockholder of FOREST LABORATORIES, INC., revoking any previous proxy for such stock, hereby appoints Howard Solomon and Kenneth E. Goodman, or either of them, the attorneys and proxies of the undersigned, with full power of substitution, and hereby authorizes them to vote all shares of Common Stock of FOREST LABORATORIES, INC. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on August 14, 2000 at 10:00 A.M. at Chase Manhattan Corporate Headquarters, 270 Park Avenue, New York, New York, and any adjournments thereof on all matters coming before said meeting.

In the event no contrary instructions are indicated by the undersigned stockholder, the proxies designated hereby are authorized to vote the shares as to which this proxy is given FOR proposals 1, 2 and 3, each of which are set forth on this card.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

       The Board of Directors Recommends a Vote FOR proposals 1, 2 and 3.
                          (continued on reverse side)




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                             ^FOLD AND DETACH HERE^

                                                            Please mark
                                                           your votes as   |X|
                                                           indicated in
                                                           this example


1. Election of seven Directors: Howard Solomon, William J. Candee, III, George S. Cohan, Dan L. Goldwasser, Lester B. Salans, Kenneth E. Goodman, Phillip M. Satow.

                                     FOR all        WITHHOLD AUTHORITY
                                    nominees     to vote for all nominees

                                      |_|                   |_|

(INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name on the line provided.)


2.   Ratification of 2000 Stock Option Plan       FOR    AGAINST    ABSTAIN

                                                  |_|      |_|        |_|


3.   Ratification of BDO Seidman, LLP as          FOR    AGAINST    ABSTAIN
     Accountants.
                                                  |_|      |_|        |_|



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                            PLEASE MARK BOXES IN BLUE OR BLACK INK.
                            PLEASE SIGN, DATE AND MAIL IN THE ENVELOPE PROVIDED.




Signature(s)                                             Dated            , 2000
            --------------------------------------------       -----------

Please sign here exactly as your name(s) appear(s) on this proxy. If signing for an estate, trust or corporation, title or capacity should be stated. If shares are held jointly, each holder should sign. If a partnership, sign in partnership name by authorized person.
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                             ^FOLD AND DETACH HERE^